Exhibit (a)(2)

CIGNA Investment Securities ("Fund") - Proxy Voting Procedures

Responsibility:

     1.   Compliance Department
     2.   Proxy Voting Committee
     3.   Analysts and Portfolio Managers

Discussion:

     1. Compliance identifies those Clients for which TimesSquare Capital Management, Inc. and its affiliates (together "TSCM") have been instructed to vote proxies. While it will be very unusual for the Fund to own voting securities, these procedures have been developed to provide guidance relative to the voting of proxies by the Fund.

     2. Working with the key proxy voting decision makers, that is, analysts and portfolio managers, Compliance develops guidelines for voting on management and shareholder proposals. The proxy voting guidelines are reviewed and approved annually by the Proxy Voting Committee. The Proxy Voting Committee is composed of the CR&IS Chief Investment Officer, TSCM President, President of the CIGNA Funds Group, and TSCM Chief Counsel.

     3. To address potential material conflicts of interest between the interests of the adviser and its affiliates and interests of the adviser's clients, the adviser has:

          a. Established a firewall around the portfolio managers and analysts. There are no communications between portfolio managers/analysts and associates of CIGNA Healthcare, Group, International or CR&IS (Retirement) (together referred to as "CIGNA") with respect to proxy voting issues. The purpose of the firewall is to prevent even the appearance that CIGNA's existing and potential client relationships influence proxy votes.

          b. Developed pre-determined proxy voting guidelines that are approved by the Proxy Voting Committee. Proposals to vote in a manner inconsistent with the pre-determined guidelines must be approved by the Proxy Voting Committee.

     4. Proxy voting guidelines have been developed to protect/improve shareholder value through protection of shareholder rights, and prevention of excessive and unwarranted compensation for companies' directors, management, and employees. The Fund's objectives only, to the extent known, shall be considered.

     5. Compliance is responsible to ensure all proxy ballots are voted, and are voted in accordance with policies and procedures described in this policy.


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                                                                  Exhibit (a)(2)

     6. After consulting with analysts and portfolio managers, Compliance presents voting recommendations on ballots to the Proxy Voting Committee, which reviews and approves/disapproves recommendations.

     7. Compliance is responsible for reporting exceptions and/or non-routine or new matters to the Proxy Voting Committee. Compliance also provides the Committee with reports that provide an overview of voting results.